Exhibit 99.1

NEWS

ACCESS ANYTIME BANCORP, INC.

For Immediate Release:

(Albuquerque, New Mexico) July 30, 2004

Net Income as of June 30, 2004 reported at $612,501 ($.44 per dilutive share).

Access Anytime BanCorp, Inc., the holding company (Company) for ACCESSBANK (Bank), reported net income as of June 30, 2004 of $612,501 ($.44 per dilutive share).  The six-month net income compared to June 30, 2003 net income of $728,161 ($.54 per diluted share), a decrease of $115,660 or 16%.  Net income for the second quarter ended June 30, 2004 was $431,631 or $.31 dilutive per share compared to $460,940 or $.35 per dilutive share for three-months ended June 30, 2003, a decrease of $29,309 or 6.4%.

Total Interest Income.  Total interest income for the six-months was $6,215,957 compared to same period 2003 of $5,740,895, an increase of $475,062 or 8.3%.  The interest expense was $2,121,758 compared to the prior year amount of $2,231,256, a decrease of $109,498 or 4.9%.

Net Interest Income.  Net interest income before provision for loan losses increased by 16.7% to $4,094,199 in the six-month period ended June 30, 2004, compared to $3,509,639 for the same period in 2003.  The improvement in net interest income was primarily due to an increase in interest income and a decrease in interest expense.

Provision for Loan Losses.  The level of the allowance for loan losses is based on such factors as the amount of non performing assets, historical loss experience, loan growth, general economic conditions, and the estimated values of collateral and other factors which may affect the collectibility of loans.  During the six-month period of 2004, the provision increased to $426,000 from $355,000 in the first six-months of 2003, an increase of $71,000 or 20%.

Non Interest Income.  During the six-months ended June 30, 2004, noninterest income decreased by $452,940 to $1,439,911 compared to $1,892,851 in 2003.  The decrease in noninterest income for the six-months ended June 30, 2004 as compared to the same period in 2003 was primarily due to a decrease in gains on sales of mortgage loans held-for-sale of $514,667.

NonInterest Expense.  Noninterest expense was $3,983,609 from $3,836,000 for the six-months ended June 30, 2004 compared to the same period in 2003.  The $147,609 increase in noninterest expense was due to increases in occupancy cost, deposit premiums, advertising, and professional fees all related to the two new branches acquired in Las Cruces.  The decrease in salaries and employee benefits is primarily due to the decrease in sales incentives based on loan production in the first six-months of 2004.

Income Tax Expense.  Income tax expense for the six-months ended June 30, 2004, increased by $28,671 or 5.9% from the prior year expense of $483,329.  The primary reason was a higher tax rate used in 2004.

Total assets for the Company at June 30, 2004 were approximately $285,341,000 compared to $205,427,000 at December 31, 2003, an increase of $79,914,000 or 39%.  The increase in assets was attributed to assets purchased and liabilities assumed with the two branches in Las Cruces from Matrix Capital Bank on May 1, 2004.

The Bank’s total equity was $23,377,000 at June 30, 2004.  The regulatory ratios for a well capitalized financial institution under the current regulatory framework are: (1) 10% for Total Risk-based Capital, (2) 5% for Tier 1 Core Capital, and (3) 6% for Tier 1 Risk Capital.  The June 30, 2004 ratios were 10.05%, 6.03% and 9.37% respectively, all of which exceed those standards.

ACCESSBANK currently has offices in Albuquerque, Clovis, Gallup, Las Cruces, and Portales, New Mexico.  The Company’s common stock trades on the Nasdaq SmallCap Market tier of the Nasdaq Stock Market under the symbol AABC.

RECENT EVENT:  On July 07, 2004 the Company filed a Form 8-K with the Securities and Exchange Commission (“SEC”) announcing an Agreement to acquire the Sun City branch from Matrix Capital Bank in Sun City, Arizona.  Deposits to be assumed totaled approximately $105 million, and nominal loan balances will be transferred.

Statements contained in this news release that are forward-looking are subject to various risks and uncertainties.  Such forward-looking statements are made pursuant to the “safe-harbor” provisions of Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management.  A variety of factors could cause actual results to differ materially from those anticipated in the Company’s forward-looking statements.  Further discussion is contained in the Company’s current and future Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K filed with the SEC.

Contact:	NR Corzine, Chairman, Chief Executive
PO Box 16810
Albuquerque, New Mexico 87191-6810
Phone 505-299-0900

Date:  July 30, 2004

News:  Immediate Release

Access Anytime BanCorp, Inc. (Nq)

		Net	% CHG	Per Share		% CHG
				Curr	Prev
		(Mill)

AABC (Nq)	Q6/30	0.43	<6>	.31	.35	<11>

AccessAny	6 Mo.	0.61	<16>	.44	.54	<19>